Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

Investor Relations Contacts:
Chuck Coppa, CEO/CFO
American Power Group Corporation
781-224-2411
ccoppa@americanpowergroupinc.com

American Power Group Provides Update On Corporate Realignment

- Continued Low Priced Oil Negatively Impacting Operations and Revenue Opportunities -

- Board Evaluating Immediate Closure of Operations -

Lynnfield, MA – August 15, 2017 – American Power Group Corporation (OTCQB: APGI), today announced it will extend the filing of its June 30, 2017 Quarterly Form 10Q via SEC Form 12b-25. On June 6, 2017, the company announced a corporate wide realignment of its strategic direction, reallocation of resources and reduction in workforce in response to significant operating losses due to the impact that continuing low oil prices were having on the company’s dual fuel and flare capture businesses. The realignment resulted in a reduction in annual operating costs of over $2 million on a go forward basis.

Chuck Coppa, APG’s CEO/CFO stated, “The fundamental conditions facing our dual fuel business over the last several years have not changed. With oil prices remaining below $50 per barrel, the price differential between oil and natural gas remains extremely tight. The resulting delays in customer orders have negatively impacted our dual fuel operations and have made them no longer sustainable. Our efforts since June to secure licensing relationships, master distributorship relationships and/or joint marketing relationships with several of the largest domestic natural gas retail/wholesale gas suppliers have not generated material traction. Despite favorable economic conditions in the Mexican market, delays in securing material orders as well as our limited access to working capital have forced us to discontinue operating as we have been in that market.”

Mr. Coppa added, “Market conditions for our flare capture and recovery services in the Bakken region of North Dakota continue to be very soft, again due to low oil prices and reduction in the number of drill rigs operating in the region. We do not foresee any material positive changes in flare capture market conditions in the near term and have therefore elected to discontinue our flare capture initiative. As a result, we will report an impairment loss relating to our flare capture operations of approximately $1.5 million during the three months ended June 30, 2017. We are currently in discussions with several parties regarding the sale of all flare capture equipment, the proceeds of which would reduce our existing secured obligations. We cannot, however, be assured of the success of these efforts.

Mr. Coppa noted, “As a result of the foregoing and our limited access to additional near term capital, our Board of Directors is evaluating several alternatives, including the immediate closure of operations.”

American Power Group Corporation Press Release August 15, 2017	Page 2

About American Power Group Corporation

American Power Group’s subsidiary, American Power Group, Inc. provides cost effective products and services that promote the economic and environmental benefits of our alternative fuel and emission reduction technologies. Our patented Turbocharged Natural Gas® Dual Fuel Conversion Technology is a unique non-invasive software driven solution that converts existing vehicular and stationary diesel engines to run concurrently on diesel and various forms of natural gas including compressed natural gas, liquefied natural gas, conditioned well-head/ditch gas or bio-methane gas with the flexibility to return to 100% diesel fuel operation at any time. Depending on the fuel source and operating profile, our EPA and CARB approved dual fuel conversions seamlessly displace 45% - 65% of diesel fuel with cleaner burning natural gas resulting in measurable reductions in nitrogen oxides (NOx) and other diesel-related emissions. See additional information at: www.americanpowergroupinc.com

Caution Regarding Forward-Looking Statements and Opinions

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements and opinions, including, but not limited to, statements relating to new markets, development and introduction of new products, and financial and operating projections. These forward-looking statements and opinions are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements and opinions. These risk factors include, but are not limited to, the fact that, our dual fuel conversion business has lost money in the last seven consecutive fiscal years and our flare gas capture and recovery business has yet to generate measurable revenues, the risk that we may require additional financing to grow our business, the fact that we rely on third parties to manufacture, distribute and install our products, we may encounter difficulties or delays in developing or introducing new products and keeping them on the market, we may encounter lack of product demand and market acceptance for current and future products, we may encounter adverse events or economic conditions, we operate in a competitive market and may experience pricing and other competitive pressures, we are dependent on governmental regulations with respect to emissions, including whether EPA approval will be obtained for future products and additional applications, the risk that we may not be able to protect our intellectual property rights, factors affecting the Company’s future income and resulting ability to utilize its NOLs, the fact that our stock is thinly traded and our stock price may be volatile, the fact that we have preferred stock outstanding with substantial preferences over our common stock, the fact that the conversion of the preferred stock and the exercise of stock options and warrants will cause dilution to our shareholders, the fact that we incur substantial costs to operate as a public reporting company and other factors that are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended September 30, 2016 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements and opinions, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements and opinions that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.